EXHIBIT 10.2

TAX SHARING AGREEMENT dated as of March 1, 2017 (this “Agreement”), between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), and IBM CREDIT LLC, a Delaware limited liability company (“Finco”, collectively, the “Companies”).

WHEREAS, Finco is an entity that is treated as disregarded as separate from its owner for U.S. Federal income Tax purposes and is a wholly owned Subsidiary of a corporation that is a member of the Parent Consolidated Group; and

WHEREAS, the parties hereto desire to enter into this Agreement to allocate among themselves Federal, foreign, state or local Tax liabilities, credits, refunds, benefits and similar items related to consolidated Federal income Tax Returns or consolidated or combined foreign, state or local Tax Returns;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Parent and Finco hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to the singular and plural forms of the terms defined). All section references are to this Agreement unless otherwise stated. All references to “includes” and “including” mean “includes without limitation” or “including without limitation”, as the case may be.

“Agreement” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preamble.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or foreign Law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the Tax by the party responsible for payment of that Tax.

“Finco” has the meaning set forth in the preamble.

“Finco Consolidated Group” means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Finco would be the common parent if it were not included in the Parent Consolidated Group.

“Finco Group” means Finco and each of its direct and indirect Subsidiaries.

“Finco Separate Tax Return” means a separate Tax Return for the U.S. Federal income Taxes of the Finco Consolidated Group.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Other Tax” means any Tax with respect to any member of the Parent Group or the Finco Group other than U.S. Federal income Taxes of the Parent Consolidated Group.

“Parent” has the meaning set forth in the preamble.

“Parent Consolidated Group” means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Parent is the common parent.

“Parent Group” means Parent and each of its direct and indirect Subsidiaries, other than any member of the Finco Group.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Records” has the meaning set forth in Section 3.02.

“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Relevant Return” has the meaning set forth in Section 2.01.

“Relevant Year” has the meaning set forth in Section 2.01.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” means all taxes, assessments, duties or similar charges of any kind whatsoever, in the nature of a tax, whether direct or indirect, plus any interest, penalties, additional amounts or additions thereto.

“Tax Attributes” means any net operating loss, carryovers or carrybacks of net operating losses, net capital losses, excess Tax credits and or any other similar Tax attributes as determined for Federal, state, local or foreign Tax purposes. For the avoidance of doubt, the existence or amount of basis and computations of previously taxed income and earnings and profits are not Tax Attributes.

“Tax Contest” means any audit, review, examination, dispute, suit, action, proposed assessment, or other administrative or judicial proceeding with respect to Taxes.

“Tax Return” means any tax return, declaration, statement, report, form, estimate and information return relating to Taxes, including any amendments thereto and any related or supporting information.

“Taxing Authority” means any governmental body charged with the determination, collection or imposition of Taxes.

ARTICLE II

Calculation and Allocation of Tax Liability

SECTION 2.01.  The Finco Separate Tax Return.

(a)  Preparation. With respect to any taxable year beginning after December 31, 2016, for which: (i) Parent files a Tax Return for the Parent Consolidated Group; and (ii) Finco is a member of the Parent Consolidated Group; Parent shall prepare, on a pro forma basis and subject to Section 2.02(b), the Finco Separate Tax Return for such taxable year (such Finco Separate Tax Return, the “Relevant Return” and such taxable year, the “Relevant Year”).

(b)  Tax Liability. If the Relevant Return shows a positive Federal income Tax liability, Finco shall pay to Parent the amount of such Federal income Tax liability.

(c)  Tax Attributes. Subject to Section 3.03, to the extent the Relevant Return reflects Tax Attributes that did not reduce Finco’s liability under Section 2.01(b), Parent shall pay to Finco an amount equal to the amount of the Taxes of the Parent Consolidated Group that would have been reduced had the relevant Tax Attributes been immediately used to reduce the Taxes of the Parent Consolidated Group, without regard to whether the Tax Attributes were in fact so used.

(d)  Timing of Payments.

(i)  Quarterly Estimated Payments of Tax Liability. Parent shall estimate the amount of the payments due under Section 2.01(b) with respect to the Relevant Return for each quarter of the Relevant Year based on the applicable quarterly financial statement provision for current taxes, and such estimated payments for such quarter shall be made no later than ten (10) business days after calculation and notice of that provision.

(ii) Post-Filing True-Up of Tax Liability. Parent shall determine the final amount due under Section 2.01(b) with respect to the Relevant Return after Parent has prepared the Relevant Return. To the extent there is a difference between such final amount and the aggregate estimated payments made pursuant to Section 2.01(d)(i) with respect to the Relevant Return, Parent shall pay to Finco, or Finco shall pay to Parent, as applicable, the amount of the difference within forty-five (45) business days of the due date (including extensions) of the Tax Return for the Parent Consolidated Group for the Relevant Year.

(iii) Payment for Tax Attributes. Parent shall pay to Finco the amount of the payment, if any, required under Section 2.01(c) within ten (10) business days of the due date (including extensions) of the Tax Return for the Parent Consolidated Group for the Relevant Year.

(e)  Adjustments. If any Tax considered in the computation of a payment under this Section 2.01 is later adjusted as a result of a Final Determination, the filing of an amended Tax Return or otherwise, the Companies shall not be required to make additional payments.

SECTION 2.02.  Procedural Matters.

(a)  Parent as Agent. Each member of the Finco Consolidated Group hereby appoints Parent as its agent for purposes of filing consolidated Federal income Tax Returns, making any election, application or taking any action in connection with such Tax Returns on behalf of members of the Finco Consolidated Group. Each member of the Finco Consolidated Group hereby consents to the filing of such Tax Returns and the making of such elections and applications.

(b)  Sole Authority of Parent. Parent shall have sole authority and discretion with respect to Taxes of the Parent Consolidated Group (including, for the avoidance of doubt, the Finco Consolidated Group), including with respect to: (i) the preparation and filing of any Tax Return for the Parent Consolidated Group; (ii) the preparation of any Finco Separate Tax Return; (iii) filing amended Tax Returns; (iv) whether any claims for refund shall be made; (v) whether any refunds shall be remitted or credited against any liability for Taxes; and (vi) Tax Contests with respect to any such Taxes.

SECTION 2.03.  Other Taxes. In the case of any Other Tax with respect to which any member of the Parent Group files a combined, consolidated or unitary Tax Return with any member of the Finco Group, the Companies shall have rights and obligations consistent with the principles of this Article II, mutatis mutandis. This Agreement shall only apply to Other Taxes described in the first sentence of this Section 2.03. For the avoidance of doubt, nothing in this Agreement shall be construed to require payments to or from any Person other than one of the Companies, except as otherwise agreed by mutual agreement of both Companies.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01.  Cooperation and Good Faith. Parent and Finco shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, audits, contests and other matters covered by this Agreement. Such cooperation shall include the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing or amending of a Tax Return by a member of the Parent Group or the Finco Group.

SECTION 3.02.  Document Retention; Access to Records and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of Parent and Finco shall: (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns or relevant to an obligation, right or liability of either party under this Agreement; and (ii) give each other reasonable access to such Records and to its personnel (ensuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under this Agreement. Prior to disposing of any such Records, each of Parent and Finco shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 3.03.  Interest. Any payments required pursuant to this Agreement shall not bear interest.

SECTION 3.04.  No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or Finco, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute or any other amount for which payment has previously been made under this Agreement.

SECTION 3.05.  Setoff. At Parent’s election, which may be exercised in its sole discretion, each Company shall set off and apply any payments due or obligations owning under this Agreement by such Company against any payments due or obligations owing by the other Company under this Agreement, provided that Parent’s election to set off any such payments or obligations shall not be deemed to be an election to set off any other payments or obligations, and provided further that only payments or obligations arising under this Agreement may be set off pursuant to this Section 3.05.

SECTION 3.06.  Confidentiality. Each of the Companies agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by Law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to other Persons. In addition, each of Parent and Finco shall cause its affiliates, employees, agents and advisors to comply with the terms of this Section 3.06.

SECTION 3.07.  Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.

SECTION 3.08.  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York excluding (to the greatest extent permissible by Law) any rule of Law that would cause the application of the Laws of any jurisdiction other than the State of New York.

SECTION 3.09.  Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

SECTION 3.10.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

SECTION 3.11.  Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) on the date received, if sent by a nationally recognized delivery or courier service; (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid; or (d) upon confirmed receipt if sent by email, in each case addressed as follows:

If to Parent, to:
International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Attention: Tax Department

If to Finco, to:

IBM Credit LLC
North Castle Drive
Armonk, NY 10504

Attention: Tax Department

Either Company may, by notice to the other Company, change the address to which such notices are to be given. Any payment required to be made under this Agreement shall paid to the relevant Company by wire transfer in immediately available funds to an account specified by the relevant Company.

SECTION 3.12.  Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

SECTION 3.13.  Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

SECTION 3.14.  Compliance by Group Members. Parent and Finco each shall cause all present and future members of the Parent Group and the Finco Group, respectively, to comply with the terms of this Agreement.

SECTION 3.15.  Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof) plus ninety days.

SECTION 3.16.  Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement may only be modified or amended by the mutual written consent of both Companies.

SECTION 3.17.  Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

INTERNATIONAL BUSINESS MACHINES
CORPORATION

By
/s/ Simon J. Beaumont
Name:	Simon J. Beaumont
Title:	VP, Treasurer and Tax

IBM CREDIT LLC

By
/s/ Bill Smith
Name:	Bill Smith
Title:	General Manager, IGF